Exhibit 99.1

FOR IMMEDIATE RELEASE

February 11, 2010

Canadian Cement Grade Limestone Asset Acquired

Infrastructure Materials Corp (NASDAQ OCT-BB: Symbol IFAM) (the “Company”) is pleased to announce the acquisition of Canadian Infrastructure Corp. (CIC) a privately held company holding three cement grade limestone properties known as the Dauphin, the Winnipegosis and the Spence Lake properties located in southern Manitoba. The Dauphin property is located 10 km southwest of the city of Dauphin, Manitoba, while the Winnipegosis and Spence properties are located 12 km and 18 km, respectively, southeast of the village of Winnipegosis, Manitoba.   All outstanding shares of CIC were acquired from Todd Montgomery, who is also CEO and a Director of the Company, at a cost of approximately $409,000 US.  This amount equates to Mr. Montgomery’s out of pocket cost of forming CIC, and CIC’s acquisition of the quarry leases on which the properties are located, exploration work and reports. Payment was made in restricted common shares of the Company at an agreed price of $0.40 per share for a total of 1,021,777 shares.

Significant geological work and drilling has been completed on the properties.  A Preliminary Feasibility Study conducted by Cameco in 1989 recommended that a cement plant be built and that the project proceed to final feasibility. Test work showed that excellent cement of all types could be made from the material.

The following is a quote from a NI 43-101 compliant report prepared for CIC:

“In January 2009, a $185,000 diamond drill program was carried out by Canadian Infrastructure Corp. The intent of this program was to verify the results of the historic drilling, to fill in some missing drill holes, and to extend exploration to the North West. A total of thirty eight holes were drilled with a spacing of about 400 meters between holes. Seven of those holes were drilled to find an extension of the Marcos formation. The holes were drilled along road allowances that border the quarry leases. The drilling verified the grade and thickness established by Cameco’s historic drilling. Using the results of the 2009 and 1988-89 drilling, the authors estimate that an estimated inferred mineral resource of 89 million tonnes grading > 42% CaO are present on the quarry lease.”

Management believes this property is situated to competitively reach markets in Manitoba, Saskatchewan, Alberta, western Ontario, Minnesota, North Dakota and Montana.

This Canadian asset acquisition adds to the Company’s impressive cache of cement grade limestone projects in the United States. Presently, the Company’s primary focus is on the development of the Blue Nose and Morgan Hill Projects in Nevada. The Morgan Hill Project is strategically located to supply the Reno, Salt Lake City, southern Idaho, Sacramento, and San Francisco markets.  The Blue Nose Project is strategically located to supply the Las Vegas and Los Angeles markets. The Company plans to aggressively develop the Blue Nose Project through to pre-feasibility. Subject to BLM approval of a Plan of Operation, an extensive drill program is expected to begin this spring on the Blue Nose Project to define the resource.

Infrastructure Materials Corp. is an exploration stage mining company that is directing its efforts to the development of cement grade limestone deposits in strategic locations in the United States and Canada.

For more information, please contact:
Mason Douglas, President
Phone 866-448-1073
Fax 866-786-6415
Email:  info@infrastructurematerialscorp.com
or visit our website at
www.infrastructurematerialscorp.com

FORWARD-LOOKING STATEMENTS: This news release contains certain "forward-looking statements" within the meaning of U.S. securities laws Forward-looking statements are frequently characterized by words such as "plan," "expect," "project," "intend," "believe," "anticipate," "estimate" and other similar words or statements to the effect that certain events or conditions "may", "have" or "will" occur. This release also contains statements based upon historical records pertaining to our mineral claims that have not been verified by the Company. The term, "resource" is not a term that is recognized by SEC guidelines and does not rise to the level of certainty required by SEC guidelines. Forward-looking statements or references to historical records are based on the material in our possession, opinions and estimates of management at the date the statements are made, and are subject to a variety of risks and uncertainties and other factors that could cause actual events or results to differ materially from those stated or projected in this press release. The Company undertakes no obligation to update forward-looking statements or historical information. The reader is cautioned not to place undue reliance on forward-looking statements.